Exhibit 5.1

June 12, 2015

GTx, Inc.
175 Toyota Plaza, 7th Floor
Memphis, TN 38103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GTx, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus (the “Prospectus”), covering the registration for resale of 64,311,112 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of outstanding warrants (the “Warrants”) held by certain selling stockholders identified in the Prospectus (the “Warrant Shares”).

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect (iii) the Warrants and (iv) such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that we have not assumed the due execution and delivery of documents by the Company).  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta